UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 3, 2009
AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)
Nevada	333-132648	71-1049972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV		89052
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(954) 828.9143
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On November 3, 2009, we entered into a management agreement with Pine Pont Capital Advisors Inc. in connection with management services to be provided by Chris Hobbs as chief financial officer of our company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 3, 2009, we appointed Mr. Chris Hobbs, CA to the position of chief financial officer and as a member of our board of directors.

Mr. Hobbs has over 9 years experience in finance and investment banking.  Since 2008, Mr. Hobbs has been a partner and co-founder Pine Point Capital Advisors Inc., a private firm specializing in capital and financial advisory services to Canadian companies.  Appointed in March 2009, Mr. Hobbs is currently a director and president of Apheresis Health Sciences Inc., an early stage health sciences company.   In 2007, Mr. Hobbs was an associate with Becher McMahon Capital Markets Inc., an Ontario Securities Commission Limited Market Dealer where he assisted equity financings for mining and oil and gas companies listed on the Toronto Stock Exchange and conducted merger and acquisition services for clients with a focus on the mining, oil and gas and technology sectors.  From 2004 to 2008, Mr. Hobbs was the Chief Financial Officer of Veris Health Sciences, a company providing a revolutionary new treatment for Age Related Macular Degeneration.  Mr. Hobbs assisted the management team in raising more than $20 million in equity and debt financing to fund significant growth.

Mr. Hobbs is a member of the Chartered Accountants of Ontario and holds a Bachelor of Business Administration Degree from the Schulich School of Business at York University.

Our board of directors now consists of Judy Baker, Matthew Markin, Dave Clarke and Chris Hobbs.

Item 9.01	Financial Statements and Exhibits
10.1	News release dated November 3, 2009
10.2	Management Agreement with Pine Point Capital Advisors Inc, effective November 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Matthew Markin

Matthew Markin
Chairman

Date: November 13, 2009